EXHIBIT 99.1

July 15, 2008

Jefferson Capital LLC

16 McLeland Road

St. Cloud, MN 56303

Attn: David Burton

CompuCredit Corporation

245 Perimeter Center Parkway

Suite 600

Atlanta, GA 30346

Attn: General Counsel

Re:	Asset Purchase and Forward Flow Agreement dated June 2, 2005, as amended; Collection Agreement dated June 2, 2005, as amended; Bankruptcy Receivable Purchase Agreement dated May 28, 2004, as amended

Ladies & Gentlemen:

Pursuant to Paragraph 2.2, h) of the Asset Purchase and Forward Flow Agreement (“Asset Purchase Agreement”) among Jefferson Capital Systems, LLC (“Jefferson Capital”) and Midland Funding, LLC (“Midland”), Midland hereby puts Jefferson Capital on notice that it is in material breach of the Asset Purchase Agreement. The basis of the breach is a Complaint for Permanent Injunction and Other Equitable Relief filed on or about June 10, 2008 (“Complaint”) by the Federal Trade Commission (“FTC”) against CompuCredit Corporation (“CompuCredit”) and Jefferson Capital and the investigation leading up to that Complaint (“FTC Action”), as well as the underlying allegations made in the Complaint.

As you know, Jefferson Capital made certain representations and warranties to Midland in Paragraph 5 of the Asset Purchase Agreement. Specifically Paragraph 5.1, a)(v) provides as follows:

Litigation. There is no pending or, to [Jefferson Capital’s] actual knowledge, threatened action, investigation, litigation or proceeding by or against [Jefferson Capital] which would (i) prevent [Jefferson Capital] from performing its obligations hereunder in any material respect or (ii) have a material adverse effect on or result in a lien against, or otherwise materially impair such Accounts.

July 15, 2008

The FTC Action has a “material adverse effect on” Accounts to be purchased by Midland from Jefferson Capital pursuant to future Forward Flow Transfers and, as a result, is covered by Paragraph 5.1, a)(v). In addition, certain allegations in the FTC Action, if true, materially breach a number of other warranties set forth in the Asset Purchase Agreement including, but not limited to, Paragraphs 5.1, a) (vi), (viii) and (ix). Pursuant to paragraph 2.2(h), Jefferson Capital has thirty (30) days to cure these material breaches of the Asset Purchase Agreement.

In addition to the foregoing, and with reference to the Amended and Restated Collection Agreement dated as of June 2, 2005 (“Balance Transfer Agreement”), Midland hereby puts Jefferson Capital on notice that it is in material breach of the Balance Transfer Agreement. The FTC Action constitutes a breach of Jefferson Capital’s covenant in Section 1.04, c) of the Balance Transfer Agreement that “it shall comply at all times with all applicable laws, statutes, rules, regulations, codes and binding authority,” and Section 2.01, f), which represents and warrants that:

To the best of the knowledge of the representing party, there are no actions, suits or proceedings pending against or in any other way relating adversely to or affecting the representing party in any court or tribunal or before any arbitration of any kind wherein an unfavorable decision, ruling, or finding is likely to have a material adverse effect on the transactions contemplated by this Agreement.

This notice is given pursuant to Section 3.02 a) (i) and (ii) of the Balance Transfer Agreement.

Further, with reference to the Bankruptcy Receivable Purchase Agreement dated as of May 28, 2004 and as most recently amended as of December 21, 2007 (“Bankruptcy Agreement”), Midland hereby puts Jefferson Capital on notice that the breach of the Asset Purchase Agreement also constitutes a breach of the Bankruptcy Agreement inasmuch as the FTC Action has a direct and material adverse effect on Midland’s ability and willingness to sell Accounts to Jefferson Capital and that such breach nullifies the extension and modification of the Bankruptcy Agreement effected by way of the most recent amendment to the Bankruptcy Agreement to make it coextensive with the Asset Purchase Agreement. This notice is given pursuant to Section 13.1 of the Bankruptcy Agreement, and paragraph (3) of the Second Amendment to Bankruptcy Receivable Purchase Agreement effective May 31, 2005.

In addition to the breach of representations and warranties referenced above, under the Asset Purchase Agreement Jefferson Capital has a continuing obligation to indemnify Midland with respect Accounts it has purchased and to repurchase such Accounts under

July 15, 2008

certain circumstances. Midland intends to pursue its legal rights and remedies, including without limitation its rights to indemnity and its “put” rights, in connection with Accounts previously purchased pursuant to the Asset Purchase Agreement. Midland will also pursue all it legal rights and remedies with respect to Jefferson Capital’s breaches of the Balance Transfer Agreement and the Bankruptcy Agreement.

Very truly yours,

/s/ J. Brandon Black
J. Brandon Black
Chief Executive Officer